EXHIBIT 99.1

For Immediate Release
Augusta, Georgia
July 17, 2003

GEORGIA-CAROLINA BANCSHARES, INC.
ANNOUNCES MID-YEAR GROWTH
IN INCOME & ASSETS

     Patrick G. Blanchard, President & CEO of Georgia-Carolina Bancshares, Inc., the parent company of First Bank of Georgia, announced today a 124% increase in consolidated net income for the three months ended June 30, 2003 as compared to consolidated net income for the three months ended June 30, 2002.

     According to Blanchard, consolidated net income for the three months ended June 30, 2003 was $1,289,000 as compared to consolidated net income for the three months ended June 30, 2002 of $576,000.

     “We are extremely pleased with the continued performance of our Company and our subsidiary, First Bank of Georgia,” stated Blanchard.

     In addition, the Company announced consolidated net income of $2,240,000 for the six months ended June 30, 2003, a 42% increase over consolidated net income of $1,581,000 reported for the six months ended June 30, 2002.

     Blanchard further announced total consolidated assets for the Company of $305,000,000 as of June 30, 2003, a 19% increase from total consolidated assets of $257,000,000 as of December 31, 2002 and a 51% increase from total consolidated assets of $201,000,000 as of June 30, 2002.

     The Company further announced an annualized return on average assets of 1.82% for the three months ended June 30, 2003 with an annualized return on average assets of 1.59% for the six months ended June 30, 2003.

     The Company further announced an annualized return on average equity of 27.73% for the three months ended June 30, 2003 and an annualized return on average equity of 24.77% for the six months ended June 30, 2003.

     Basic earnings per share were $.98 for the three months ended June 30, 2003 with diluted earnings per share reported at $.91. Basic earnings per share were $1.71 for the six months ended June 30, 2003 with diluted earnings per share reported at $1.58.

Press Release
July 17, 2003
Page Two

     “Although the year 2002 was a banner year in both profitability and growth, we are pleased that 2003 is developing to serve as another significant year in the history of our Company and First Bank,” stated Blanchard.

     On May 18, 2003, The Atlanta Journal-Constitution published a listing of Georgia’s Top 100 Performing Companies for 2002. In that listing, Georgia-Carolina Bancshares, Inc. was ranked as number three of the highest 100 performing companies in Georgia. There were no other Augusta-based companies listed in the top 20.

     In the June edition of The Independent Banker, a national publication, an article entitled “Best Banks” ranked First Bank of Georgia as the number six bank in America for return on equity in the category of banks with $250 to $500 million in total assets. This ranking was based on return on equity for the Bank for 2002.

     “We are continually pleased with the recognition that we are receiving based on the performance of our bank,” stated Remer Y. Brinson III, President of First Bank of Georgia.

     On July 9, 2003, First Bank of Georgia also announced that its mortgage division, First Bank Mortgage, had reported a record level of loan closings during the month of June with total loans exceeding $100 million for the month.

     Georgia-Carolina Bancshares, Inc. is a bank holding Company with $305 million in assets as of June 30, 2003. The Company owns First Bank of Georgia which conducts bank operations through offices in the Augusta, Columbia County and Thomson, Georgia markets.

     Georgia-Carolina Bancshares’ common stock is quoted on the Over-The-Counter Bulletin Board under the symbol of GECR.

     Morgan Keegan & Company, Inc. serves as the principal market maker of the common stock for the Company. Mr. Leonard H. Seawell, Senior Vice President of Morgan Keegan, is the principal contact at Morgan Keegan.

     Certain statements contained in this Press Release are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future business development activities, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results, expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to: economic conditions, competition and other uncertainties detailed from time to time in the Company’s Securities and Exchange Commission filings.

     For additional information, please contact Mr. Patrick G. Blanchard, President & CEO at (706) 736-2100.

GEORGIA-CAROLINA BANCSHARES, INC.

Financial Ratios and Other Financial Information
(Unaudited)
(dollars in thousands)

	As of, or for	As of, or for	As of, or for	As of, or for	As of, or for	As of, or for
	Three Months	Three Months	Three Months	Six Month	Six Month	Six Month
	Ended	Ended	Ended	Ended	Ended	Ended
	June 30, 2003	June 30, 2002	June 30, 2001	June 30, 2003	June 30, 2002	June 30, 2001

Shares Outstanding:	1,310,975	1,301,674	1,293,965	1,310,975	1,301,674	1,293,965
Book Value per Share:	$14.70	$11.49	$9.26	$14.70	$11.49	$9.26
Return on average assets (annualized):	1.82%	1.14%	1.25%	1.59%	1.55%	0.79%
Return on average equity (annualized):	27.73%	15.88%	17.15%	24.77%	22.46%	9.58%
Net interest margin (annualized):	3.79%	4.12%	3.78%	3.61%	4.05%	3.83%
Net loans charged-off to net average loans:	0.05%	0.02%	0.04%	0.08%	0.02%	0.05%
Allowance for losses to gross loans (excluding LHFS):	1.75%	1.85%	1.48%	1.75%	1.85%	1.48%
Efficiency ratio:	62.51%	73.75%	73.37%	65.24%	68.01%	79.29%
Equity capital to assets:	6.32%	7.42%	7.29%	6.32%	7.42%	7.29%
Noninterest expense to earning assets (annualized):	6.14%	6.64%	7.20%	5.92%	6.27%	7.37%
Noninterest Income to earning assets (annualized):	6.03%	4.89%	6.03%	5.47%	5.17%	5.46%
Cost of earning assets (annualized):	2.02%	2.56%	4.69%	2.02%	2.65%	4.90%
Earning assets yield (annualized):	5.81%	6.68%	8.47%	5.63%	6.71%	8.73%